Exhibit 23.12

                                             July 29, 1996


Special Committee of the Board of Directors
NMR of America, Inc.
430 Mountain Avenue
Murray Hill, New Jersey 07974-2732


Gentlemen:

     We hereby consent to the inclusion of our written fairness opinion dated June 13, 1996 to the Special Committee of the Board of Directors of NMR of America, Inc. (the "Company") in the proxy statement/prospectus constituting a part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the merger pursuant to the Agreement and Plan of Merger by and among Medical Resources, Inc., MRI Sub, Inc., and the Company dated May 20, 1996. In giving this consent, we do not hereby admit that Cowen & Company is within the class of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.


                                          Very truly yours,


                                          /s/ COWEN & COMPANY